Contact: Harold A. Hurwitz, Chief Financial Officer
(949) 900-6833

For Immediate Release

MRI INTERVENTIONS, INC. ANNOUNCES YEAR-END UPDATE, INCLUDING
2016 FOURTH QUARTER AND FULL YEAR REVENUES

2016 Disposable Product Revenues Increase 36% Over 2015

Continued Progress in Clinical Programs Utilizing MRIC’s ClearPoint® System Recently Reported

IRVINE, CA, January 24, 2017 – MRI Interventions, Inc. (OTCQB: MRIC) today announced its preliminary revenues for the fourth quarter and the year ended December 31, 2016, and reiterated clinical progress reported by Voyager Therapeutics, Inc. (NASDAQ: VYGR) regarding their VY-AADC01 Phase 1b trial, which utilizes MRI Interventions’ ClearPoint® Neuro Navigation System and SmartFlow® Cannula.

Management’s Comments

Frank Grillo, MRI Interventions’ President and CEO, noted, “We are pleased to see the continuing increase in our disposable product sales, as evidenced by a 35% increase in the fourth quarter of 2016 over the same period in 2015 and a 36% increase year over year. This growth in disposables shows the ongoing adoption of our technology in a variety of neurosurgical procedures. For the first time, we exceeded 500 procedures in a calendar year, a trend we expect to continue. We were also pleased to see the recent clinical trial progress announced by Voyager Therapeutics last week. Voyager reported that the clinical trial of its gene therapy, VY-AADC01, is progressing well with all five patients in Cohort 3 successfully completing treatment. The use of real-time, intra-operative MRI-guided delivery allowed the surgical teams to visualize the delivery of VY-AADC01 and to achieve greater average coverage of the putamen in Cohort 3 (42%) compared to Cohort 2 (34%) with similar infusion volumes and Cohort 1 (21%) with a lower infusion volume. The ongoing Phase 1b trial utilizes our ClearPoint Neuro Navigation System and SmartFlow Cannula, enabling real-time, MRI guided infusion of VY-AADC01. Our products enable surgeons in this trial, and other trials, to visualize real-time infusions of the drug directly into the desired target in the brain, and we are proud to see our products now being used in at least six different clinical and pre-clinical trials.”

Revenue for Year Ended December 31, 2016

ClearPoint disposable product sales for the year ended December 31, 2016 were $4.8 million, compared with $3.5 million for the same period in 2015, representing an increase of $1.3 million, or 36%. This increase was due primarily to a greater number of procedures in 2016, which, as previously reported, exceeded 500 procedures for the first time in the Company’s history, using the ClearPoint Neuro Navigation System, relative to 2015.

ClearPoint reusable product sales for the year ended December 31, 2016 were $831,000, compared with $907,000 for the same period in 2015. Reusable products consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products and historically have fluctuated from period to period.

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Total revenues were $5.7 million for the year ended December 31, 2016, and $4.6 million for the same period in 2015, an increase of $1.2 million, or 25%.

Revenue for Quarter Ended December 31, 2016

ClearPoint disposable product sales for the three months ended December 31, 2016 were $1.4 million, compared with $1.0 million for the same period in 2015, representing an increase of $354,000, or 35%. This increase was due primarily to a greater number of procedures performed using the ClearPoint Neuro Navigation System in the fourth quarter of 2016, relative to the same period in 2015.

ClearPoint reusable product sales for the three months ended December 31, 2016 were $224,000, and $438,000 for the same period in 2015.

Total revenues were $1.6 million for the three months ended December 31, 2016, and $1.5 million for the same period in 2015, an increase of $124,000, or 8%.

MRI Interventions plans a full release of its results for the three months and year ended December 31, 2016 in February 2017.

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning MRI Interventions, Inc. (the “Company”) plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the Company’s ability to obtain additional financing; estimates regarding the sufficiency of the Company’s cash resources; future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; and the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, both of which have been filed with the Securities and Exchange Commission, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which will be filed with the Securities and Exchange Commission on or before March 31, 2017.